Exhibit 10.10.9

ARCH CAPITAL GROUP LTD.

Amendment to Restricted Share Unit Agreement

THIS AGREEMENT (the “Amendment”), dated December 9, 2008, between Arch Capital Group Ltd. (the “Company”), a Bermuda company, and Constantine Iordanou (the “Employee”).

WHEREAS, the Company granted 17,668 Restricted Share Units (the “Award”) to the Employee under the Company’s 2002 Long Term Incentive and Share Award Plan (the “Plan”) pursuant to a restricted share unit agreement, between the Company and the Employee, dated as of February 20, 2003 (the “Agreement”);

WHEREAS, the Company and the Employee wish to amend the Award in order to bring it into compliance with Section 409A of the Code;

WHEREAS, capitalized terms used without definition herein will have the meanings given to them in the Agreement and the Plan;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties have agreed to amend the Agreement as follows:

1.                 It is intended that the Restricted Share Units subject to the Award that were vested on December 31, 2004 (8,834 Shares), together with any dividend equivalents credited with respect to such Restricted Share Units under Section 2(f) of the Agreement, will satisfy the grandfather provisions of Section 409A of the Code so that such Restricted Share Units, together with any dividend equivalents credited with respect thereto, will not be subject to Section 409A of the Code.  No amendment to the Award (including, without limitation, this Amendment) will apply to such Restricted Share Units (or any dividend equivalents credited with respect thereto), unless the amendment specifically provides that it applies thereto.

2.                                    With the respect to the remaining 8,834 Restricted Share Units provided for in the Award that were not vested on December 31, 2004, the following provisions shall apply:

(a)  The second sentence of Section 4 is amended to read in its entirety as follows:

“The Company shall pay any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) or by reason of the issuance of Shares.”

(b)  New Section 11 is added to read in its entirety as follows:

“11.  Section 409A.  It is intended that this Agreement and the Award will comply with Section 409A of the Code and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement and the Award are subject thereto, and the Agreement and the Award shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  Notwithstanding any provision to the contrary in this Agreement, if the Employee is deemed on the date of his “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment shall be made on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Employee’s “separation from service,” or (ii) the date of the Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 11 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum and any remaining payments and benefits due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of employment, references to the Employee’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to the Employee’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.  No action or failure to act pursuant to this Section 11 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes, interest or penalties pursuant to Section 409A.”

3.                                    All other provisions of the Agreement shall remain in full force and effect.  This Amendment shall be governed by and construed in accordance with the laws of New York, without giving effect to principles of conflict of laws, and may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment on December 9, 2008.

ARCH CAPITAL GROUP LTD.

By:	/s/ Dawna Ferguson
Name: Dawna Ferguson
Title: Secretary

/s/ Constantine Iordanou
Constantine Iordanou